EXHIBIT 99.1

For Investor Relations Inquiries: Arvind Bhatia, CFA Dave & Buster’s Entertainment, Inc. 214.904.2202

Dave & Buster’s Entertainment, Inc. Announces Third Quarter 2016 Financial Results

Achieves Net Income of $10.8 Million and Diluted EPS of $0.25

Delivers 5.9% Increase in Comparable Store Sales and 42% Adjusted EBITDA Growth

Raises Full Year 2016 Guidance

DALLAS, Dec. 6, 2016 (GLOBE NEWSWIRE) — Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the "Company"), an owner and operator of entertainment and dining venues, today announced financial results for its third quarter 2016, which ended on October 30, 2016. The Company also raised its guidance for the full year 2016.

Key highlights from the third quarter 2016 compared to the third quarter 2015 include:

▪	Total revenues increased almost 19% to $228.7 million from $192.8 million.
▪	Comparable store sales increased 5.9% vs. an 8.8% increase.
▪	Opened two new stores compared to one new store opening and one store relocation.
▪	Net income of $10.8 million, or $0.25 per diluted share, vs. net income of $4.6 million, or $0.11 per diluted share.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 42% to $48.9 million from $34.5 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 350 basis points to 21.4% from 17.9%.

* A reconciliation of Net Income, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA, is set forth in the attachment to this release.

“Dave & Buster's delivered exceptional quarterly results and we are pleased to be increasing our annual guidance. Our strength was broad-based as we experienced momentum across the country and throughout the quarter. We generated a 5.9% increase in comparable store sales during the third quarter, lapping an 8.8% increase from the prior year, and 14.7% on a two-year stacked basis. Our comparable store sales growth has now exceeded the competitive casual dining benchmark for 18 straight quarters.  Guests responded well to the conclusion of our 'Summer of Games' promotion, along with our subsequent football-related promotions,” said Steve King, Chief Executive Officer.

"Once again, we set new records for third quarter revenue, net income, and adjusted EBITDA. We have also now delivered 25 consecutive quarters of Adjusted EBITDA growth on a trailing twelve months basis, representing a compound annual growth rate of 20% and margin expansion of 1,100 basis points over that same time period. Our third quarter margin improvement represented our best performance this year as we continued to leverage our operating costs and benefitted from the ongoing mix-shift to the higher-margin amusement category," added Brian Jenkins, Chief Financial Officer.

“We now expect to open eleven new stores this year of which six are in new markets for our brand. This exceeds the upper-end of our initial target of nine to ten store openings. Our development pipeline is more robust than ever before and we remain well positioned over the long term to capitalize on the changing retail dynamics affecting big box operators and malls. During 2017, we are projecting eleven to twelve new store openings, representing unit growth of 12% to 13%. Our long-term target for annual unit growth is 10% or more and we continue to foresee a 200+ store opportunity in North America alone,” King concluded.

Review of Third Quarter 2016 Operating Results

Total revenues increased nearly 19% to $228.7 million from $192.8 million in the third quarter 2015. Across all stores, Food and Beverage revenues increased 13% to $101.3 million from $89.8 million and Amusements and Other revenues increased 24% to $127.3 million from $102.9 million. Food and Beverage represented 44.3% of total revenues while Amusements and Other represented 55.7% of total revenues in the third quarter 2016. In last year’s third quarter, Food & Beverage represented 46.6% of total revenues while Amusements and Other represented 53.4% of total revenues.

Comparable store sales increased 5.9% in the third quarter 2016 compared to an 8.8% increase in the same period last year. Our comparable store sales growth was driven by a 5.7% increase in walk-in sales and a 7.6% increase in special events sales. Non-comparable store revenues increased $26.2 million or 106% in the third quarter 2016 to $50.9 million.

Operating income increased to $18.7 million in the third quarter of 2016 from $9.5 million in last year's third quarter. As a percentage of total revenues, operating income increased approximately 330 basis points to 8.2% from 4.9%.

Net income increased to $10.8 million, or $0.25 per diluted share (43.3 million diluted share base), in the third quarter of 2016 compared to net income of $4.6 million, or $0.11 per diluted share (42.9 million diluted share base), in the same period last year.

Store-level EBITDA* increased 34% to $59.6 million in the third quarter 2016 from $44.5 million in last year's third quarter. As a percentage of total revenues, Store-level EBITDA increased approximately 300 basis points to 26.1% from 23.1%.

Adjusted EBITDA* increased 42% to $48.9 million in the third quarter 2016 from $34.5 million in the same period last year. As a percentage of total revenues, Adjusted EBITDA increased approximately 350 basis points to 21.4% from 17.9%.

Development

In fiscal 2016, we now intend to open a total of eleven new stores (vs. ten to eleven stores previously guided) including eight large and three small store formats. We currently have nine stores under construction.

We opened two stores during the third quarter in Summerlin (Las Vegas), Nevada and Fresno, California for a total of seven stores during the first three quarters of the year. During the fourth quarter, we have already opened three stores in Toledo, Ohio; Silver Spring (Washington, D.C.), Maryland and Oakville (Toronto, Ontario) and plan to open one additional store in Daly City (San Francisco), California.

Total capital additions (net of tenant improvement allowances and other landlord payments) are now expected in the $148 million to $153 million range (vs. $130 million to $140 million previously) and include development costs for store openings, six remodeling and related projects, new games and maintenance capital.

In fiscal 2017, we intend to open a total of eleven to twelve new stores. These openings will skew both toward the large store format and new markets for our brand.

Financial Outlook

We are raising our financial outlook for fiscal 2016, which ends on January 29, 2017:

▪	Total revenues of $998 million to $1.003 billion (vs. $983 million to $995 million previously).
▪	Fourth quarter comparable store sales increase of 2.5% to 4.5%.
▪	Annual 2016 comparable store sales increase of 3.1% to 3.6% (vs. 2.25% to 3.25% previously).
▪	Effective tax rate remains 36.5% to 37.5%.
▪	Net income of $86.5 million to $88.5 million (vs. $80 million to $85 million previously).

▪	Diluted share count of approximately 43.2 million.
▪	Adjusted EBITDA of $265 million to $268 million (vs. $254 million to $260 million previously).

For fiscal 2017, we expect low double-digit growth in total revenue, net income, and Adjusted EBITDA. We plan to give more comprehensive guidance for next year on our fourth quarter 2016 conference call which is expected to be held in late March 2017.

Conference Call Today

Management will hold a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (719) 325-2430.  A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (858) 384-5517; the passcode is 9033299.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 91 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat, Drink, Play and Watch," all in one location.  Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events.  Dave & Buster's currently has stores in 33 states and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Store EBITDA (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The Company also believes that these measures provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures and are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is consistent with that reported to our lenders to allow for leverage-based assessments. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	October 30, 2016	January 31, 2016
	(unaudited)	(audited)
ASSETS

Current assets:

Cash and cash equivalents	$14,724	$25,495
Other current assets	51,130	84,585

Total current assets	65,854	110,080

Property and equipment, net	608,546	523,891

Intangible and other assets, net	369,586	369,730

Total assets	$1,043,986	$1,003,701

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$190,585	$156,647

Other long-term liabilities	163,582	170,800

Long-term debt, net	270,451	329,916

Stockholders' equity	419,368	346,338

Total liabilities and stockholders' equity	$1,043,986	$1,003,701

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	October 30, 2016		November 1, 2015

Food and beverage revenues	$101,343	44.3%	$89,826	46.6%
Amusement and other revenues	127,316	55.7%	102,927	53.4%
Total revenues	228,659	100.0%	192,753	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	26,560	26.2%	23,575	26.2%
Cost of amusement and other (as a percentage of amusement and other revenues)	15,581	12.2%	12,842	12.5%
Total cost of products	42,141	18.4%	36,417	18.9%
Operating payroll and benefits	55,034	24.1%	48,048	24.9%
Other store operating expenses	71,888	31.4%	63,762	33.1%
General and administrative expenses	13,506	5.9%	12,640	6.6%
Depreciation and amortization expense	22,864	10.0%	20,032	10.4%
Pre-opening costs	4,553	2.0%	2,395	1.2%
Total operating costs	209,986	91.8%	183,294	95.1%

Operating income	18,673	8.2%	9,459	4.9%

Interest expense, net	1,578	0.7%	2,184	1.1%

Income before provision for income taxes	17,095	7.5%	7,275	3.8%
Provision for income taxes	6,340	2.8%	2,721	1.4%
Net income	$10,755	4.7%	$4,554	2.4%

Net income per share:
Basic	$0.26		$0.11
Diluted	$0.25		$0.11
Weighted average shares used in per share calculations:
Basic shares	42,061,235		41,241,274
Diluted shares	43,327,812		42,938,502

Other information:
Company-owned and operated stores open at end of period	88		77

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	October 30, 2016		November 1, 2015

Net income	$10,755	4.7%	$4,554	2.4%
Add back: Interest expense, net	1,578		2,184
Provision for income taxes	6,340		2,721
Depreciation and amortization	22,864		20,032
EBITDA	41,537	18.2%	29,491	15.3%

Add back: Loss on asset disposal	514		296
Share-based compensation	1,668		969
Pre-opening costs	4,553		2,395
Change in deferred amusement revenue and ticket liability	586		414
Transaction and other costs	(5)		933
Adjusted EBITDA	$48,853	21.4%	$34,498	17.9%

EBITDA	$41,537	18.2%	$29,491	15.3%
Add back: General and administrative expenses	13,506		12,640
Pre-opening costs	4,553		2,395
Store EBITDA	$59,596	26.1%	$44,526	23.1%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	39 Weeks Ended		39 Weeks Ended
	October 30, 2016		November 1, 2015

Food and beverage revenues	$326,139	44.4%	$292,604	46.2%
Amusement and other revenues	408,837	55.6%	340,163	53.8%
Total revenues	734,976	100.0%	632,767	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	83,772	25.7%	76,235	26.1%
Cost of amusement and other (as a percentage of amusement and other revenues)	48,628	11.9%	43,682	12.8%
Total cost of products	132,400	18.0%	119,917	19.0%
Operating payroll and benefits	166,614	22.7%	147,121	23.3%
Other store operating expenses	214,487	29.1%	188,769	29.7%
General and administrative expenses	40,131	5.5%	38,985	6.2%
Depreciation and amortization expense	65,108	8.9%	58,247	9.2%
Pre-opening costs	10,390	1.4%	7,754	1.2%
Total operating costs	629,130	85.6%	560,793	88.6%

Operating income	105,846	14.4%	71,974	11.4%

Interest expense, net	5,573	0.8%	9,057	1.4%
Loss on debt retirement	-	0.0%	6,822	1.1%

Income before provision for income taxes	100,273	13.6%	56,095	8.9%
Provision for income taxes	36,845	5.0%	19,426	3.1%
Net income	$63,428	8.6%	$36,669	5.8%

Net income per share:
Basic	$1.52		$0.90
Diluted	$1.47		$0.86
Weighted average shares used in per share calculations:
Basic shares	41,863,932		40,775,253
Diluted shares	43,234,767		42,677,807

Other information:
Company-owned and operated stores open at end of period	88		77

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the periods shown:

	39 Weeks Ended		39 Weeks Ended
	October 30, 2016		November 1, 2015

Net income	$63,428	8.6%	$36,669	5.8%
Add back: Interest expense, net	5,573		9,057
Loss on debt retirement	-		6,822
Provision for income taxes	36,845		19,426
Depreciation and amortization	65,108		58,247
EBITDA	170,954	23.3%	130,221	20.6%

Add back: Loss on asset disposal	987		1,165
Share-based compensation	4,665		2,590
Pre-opening costs	10,390		7,754
Change in deferred amusement revenue and ticket liability	5,490		5,131
Transaction and other costs	68		2,219
Adjusted EBITDA	$192,554	26.2%	$149,080	23.6%

EBITDA	$170,954	23.3%	$130,221	20.6%
Add back: General and administrative expenses	40,131		38,985
Pre-opening costs	10,390		7,754
Store EBITDA	$221,475	30.1%	$176,960	28.0%